EXHIBIT 99.2

The Reporting Persons sold the following Common Stock in the open market in the sixty days preceding the date of this filing:

			Sold by	Sold by AM		Sold by	Sold by AM
Date of		Sold by	BV	BV2014	Sold by	BV	BV2018
Sale	Price Range Ave. Price	BV 2014	2014(B)	LLC	BV 2018	2018(B)	LLC
08/24/26	$7.0852-$7.58 $ 7.34	9,819	655	338	10,077	535	199
08/25/26	$7.28-$7.6421 $ 7.54	12,043	803	415	12,360	657	244
08/26/26	$6.97-$7.55 $ 7.06	6,615	441	228	6 790	361	134
08/27/26	$6.88-$7.37 $ 7.20	17,674	1,179	608	18,139	964	358
08/28/26	$6.95-$7.24 $ 7.01	1,695	113	58	1,740	93	34
08/31/26	$6.76-$7.1626 $ 6.99	20,097	1,341	692	20,626	1,096	407
09/01/26	$6.80-$7.15 $ 7.06	13,208	881	455	13,556	720	268
09/02/26	$6.9601-$7.3273 $ 7.19	11,412	761	393	11,712	622	231
09/03/26	$7.0434-$7.405 $ 7.17	14,650	977	504	15,036	799	297
09/04/26	$7.01-$7.16 $ 7.11	17,482	1,166	602	17,942	954	354
09/08/26	$6.97-$7.70 $ 7.41	87,411	5,830	3,009	89,712	4,768	1,770
09/09/26	$7.02-$7.54 $ 7.13	13,095	873	451	13,439	714	265

The Filing Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the SEC, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth above.